Exhibit 99.1

For Immediate Release

Contacts:

Brad Holmes, Investor Relations (713) 654-4009; or Andrew Clifford, President (713) 458-1560

Website:

www•saratogaresources•com

Saratoga Resources Announces New Staffing

Houston, TX – April 16, 2014 – Saratoga Resources, Inc. (NYSE MKT: SARA; the “Company” or “Saratoga”) today announced new staffing in its Covington, Louisiana office.

Joining Saratoga are Richard Miller, Gary Pierce, Brenda Reilly and Bobby Sanford.

Richard Miller has joined Saratoga as a Senior Petroleum Engineer.  Richard holds a B.S. in Petroleum Engineering from Louisiana State University. Richard has broad petroleum engineering experience, including managing field production, well work and optimization projects, preparing drilling program AFEs and managing new drill completions.  Richard’s prior experience has been with Occidental Petroleum Corporation.

Gary Pierce is joining Saratoga as Operations Manager.  Gary has more than 36 years’ experience in all phases of field operations ranging from production foreman to operations manager with the majority of that experience being in the Gulf of Mexico.  Gary’s experience includes both major company experience, at Amoco, and independent E&P company experience with Hilcorp Energy, Pioneer Natural Resources, Spinnaker Exploration and others.

Brenda Reilly has joined Saratoga as a Senior Development Geologist.  Brenda holds a B.S. in Geology from the University of New Orleans. Brenda has more than 30 years’ experience onshore and offshore, including extensive experience in prospect generation, evaluation and mapping in the Gulf of Mexico and Louisiana state waters with Murphy Exploration and Production Company, EPL and other operators.

Bobby Sanford has joined Saratoga as a Senior Drilling/Completions Engineer.  Bobby holds a B.S., with Honors, in Petroleum Engineering from Mississippi State University. Bobby has over 40 years broad industry experience, including extensive experience in workover and completion project design, wellsite work supervision, remediation and cost control in both onshore and offshore settings, including the Gulf of Mexico.  Bobby’s experience includes both major company experience, with more than 20 years at Chevron, and independent E&P company experience.

Leaving the Company is Brian Daigle who has submitted his resignation as Vice President – Operations, effective April 30, 2014.

Andy Clifford, President of Saratoga, stated, “We are pleased that Richard, Gary, Brenda and Bobby have joined our team.  They are each talented and experienced professionals and will add to the depth and skill set of our team.”

About Saratoga Resources

Saratoga Resources is an independent exploration and production company with offices in Houston, Texas and Covington, Louisiana.  Principal holdings cover 52,103 gross/net acres, mostly held by production, located in the transitional coastline and protected in-bay environment on parish and state leases of south Louisiana and in the shallow Gulf of Mexico Shelf. Most of the company's large drilling inventory has multiple pay objectives that range from as shallow as 1,000 feet to the ultra-deep prospects below 20,000 feet in water depths ranging from less than 10 feet to a maximum of approximately 80 feet. For more information, go to Saratoga's website at www.saratogaresources.com and sign up for regular updates by clicking on the Updates button.

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